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                                                               Exhibit 99(c)(5)

                              EMPLOYMENT AGREEMENT
                              --------------------

         THIS EMPLOYMENT AGREEMENT (hereafter "Agreement") is made as of the 23rd day of February, 1999, and is effective as of the Effective Date set forth below, by and between Control Devices, Inc., an Indiana publicly traded limited liability company (hereafter "Employer" or "Company") and Mr. Bruce D. Atkinson (hereafter "Employee"), a resident of the State of Maine.

                                    RECITALS
                                    --------

         Whereas, Employee is currently an employee of Employer serving in the role as President and Chief Executive Officer of Employer at its headquarters location in Standish, Maine, and

         Whereas, First Technology PLC ("FTPLC") is a publicly traded limited liability company, incorporated under the laws of England and Wales, which desires to acquire, directly or indirectly, all of the voting securities of Employer, and thereafter desires to assure a smooth transition and the continued employment of Employee by Employer following FTPLC's acquisition of Employer, and

         Whereas, Employee and Employer each desire to set forth in full the terms and conditions of employment by Employer which would apply to Employee following the Effective Date.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties agree, as follows:

         1. EMPLOYMENT. Employer hereby employs Employee and Employee hereby accepts employment as the President and Chief Executive Officer of Employer effective as of the Effective Date. Employee shall also serve as a member of the Board of Directors of the Employer and in such other capacities as the Board of Directors of Employer may reasonably designate from time to time consistent with the position and title set forth above.

         2. DUTIES. Employee shall have the full authority and responsibility as the President and Chief Executive Officer of the Employer for the day-to-day management and operations of the Company. Employee shall report directly and solely to the Chairman of the Board of the Employer, who shall be appointed by FTPLC and under normal circumstances will be the Chairman of the Board of FTPLC. Employee shall devote his full business time and efforts to the performance of his duties for Employer. Employee's services to Employer shall be rendered to the best of his ability and with loyalty to the Employer. Employee shall not during the term of this Agreement render services to any person, firm or corporation other than Employer, either within or outside of business hours; provided, that the Employee may serve on the board of directors of two companies acceptable to Employer, and may devote reasonable personal time to charity, industry groups and investment matters. Employee shall not have any interest, direct or indirect, in any business that is competitive with the business of Employer, other than ownership of not more than five percent of the outstanding stock of any corporation whose stock is held of record by more than 500 stockholders and is actively traded on a public exchange.


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         3. TERM OF EMPLOYMENT. Subject to the provisions for termination as hereinafter provided, the term of this Agreement shall be for a period of two
(2) years, commencing on the Effective Date and terminating two (2) years from the Effective Date (the"Initial Term"), unless terminated as provided herein. After the Initial Term this Agreement shall be renewed automatically for succeeding periods of one (1) year each on the same terms and conditions as contained herein ("Extension Term"), unless either party notifies the other in writing at least forty-five days prior to the expiration of an Extension Term of its intent not to renew this Agreement, or unless terminated as provided herein.

         4. COMPENSATION AND BENEFITS.

         (a) SALARY. Employer shall pay Employee a base salary of $264,600 per year payable in bi-weekly installments. The Board of Directors of Employer shall review Employee's base salary annually for potential increase only taking into account corporate and individual performance, increases in the cost of living and compensation of similarly situated executives working for companies in similar industries; provided, however, that the amount of increase, if any, shall be discretionary with the Board of Directors.


         (b) BONUS. Employer shall pay Employee a bonus on or before the end of the twelfth week following the close of the FTPLC's fiscal year ("Bonus Date") on April 30, 2000. The amount of the bonus for the 16-month period from January 3, 1999 shall not be less than $168,000. Thereafter, the Employer shall pay Employee a bonus on or before the Bonus Date calculated in accordance with the executive bonus program adopted by the Board of Directors of the Company for senior executives of the Company. Employee's bonus opportunity under such executive bonus program shall be equivalent to the annual bonus opportunity available to similarly situated executives of FTPLC.

         (c) BENEFITS. Employee shall be entitled to all fringe benefits of the Company normally made available to senior executives of the Company, including, but not limited to, participation in the Company's qualified medical, dental, life and disability insurance programs, holiday program, 401(k) program, and executive vacation (4 weeks per year). In addition thereto, the Employee shall be entitled to the following benefits:

                  (i) Use of a Company car, including reimbursement for all normal operating, service and insurance expense related thereto.

                  (ii) Reimbursement of reasonable and necessary business expenses incurred in connection with travel and entertainment on behalf of the Company.


         5. TERMINATION AND TERMINATION BENEFITS. This Agreement may be terminated by Employee or Employer and benefits shall be paid in accordance with the provisions set forth below:



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          (a) TERMINATION BY EMPLOYEE. Employee shall have the right at any time to terminate his employment with Employer WITH OR WITHOUT CAUSE by providing written notice to Employer to that effect. The fifteenth (15th) day following the date of Employee's notice shall be considered the effective date of termination ("Termination Date") of the Employee's employment for purposes of this Paragraph Five and Paragraph Six, unless Employer exercises its option to accelerate the Termination Date to any day immediately following Employer's receipt of such notice.

          (b) TERMINATION BY EMPLOYER. Employer shall have the right at any time to terminate the employment of Employee WITH OR WITHOUT CAUSE by providing written notice to the Employee to that effect. Employer shall have the right to designate in such notice the date which shall be the effective date of termination, but shall exercise reasonable efforts to provide not less than fifteen days advance notice. Such date shall be treated as the Termination Date for purposes of this Paragraph Five and Paragraph Six.

         (c)  BENEFITS PAYABLE UPON TERMINATION.

                  (i) If this Agreement is terminated WITHOUT CAUSE BY THE EMPLOYEE OR WITH CAUSE BY THE EMPLOYER, Employer shall pay the Employee's salary in full and reimburse all normal business related expenses incurred by the Employee through the Termination Date, and thereafter Employer shall have no further obligation to the Employee;

                  (ii) If this Agreement is terminated WITHOUT CAUSE BY THE COMPANY OR WITH CAUSE BY THE EMPLOYEE DURING THE TWENTY-FOUR MONTH PERIOD FOLLOWING THE EFFECTIVE DATE, the Employer shall pay to the Employee in full settlement of all of its obligations to the Employee hereunder upon receipt of a fully executed, mutually acceptable general release (such general release shall be promptly (normally within 60 days) negotiated between the parties) from the Employee the following cash benefits:

                           -an amount of money equivalent to twice the
                  annualized salary of Employee then in effect at the Termination Date, plus

                           -an amount of money equivalent to twice the average
                  annual bonus actually paid (or, if termination of employment occurs after the completion of a fiscal year but before the payment of the bonus for such fiscal year, and if such bonus is reasonably determinable on or before the Termination Date, the amount of such bonus as so determined) to the Employee for the two preceding fiscal year periods, plus

                           -an amount of money equivalent to twice the average
                  amount actually paid by the Company for the Employee's benefits (i.e. health insurance, life insurance and 401(k) benefit) for the two preceding fiscal years;


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                  (iii) If this Agreement is terminated WITHOUT CAUSE BY THE
         COMPANY OR WITH CAUSE BY THE EMPLOYEE AT ANY TIME FOLLOWING THE TWENTY-FOUR MONTH PERIOD FOLLOWING THE EFFECTIVE DATE, the Employer shall pay to the Employee in full settlement of all of its obligations to the Employee upon receipt of a fully executed general release from the Employee one-half of the cash benefits specified in sub-paragraph
         (c) (ii);

                  (iv) If the amount of money calculated in accordance with sub-paragraph c) (ii) above is less than the Employee's total base salary, bonus and benefits paid for the calendar year 1998 ("Base Line Benefit"), the amount of money payable to the Employee pursuant to that sub-paragraph shall be twice the Base Line Benefit, and the amount of money payable to the Employee pursuant to sub-paragraph c) iii) above shall be equal to the Base Line Benefit.

         (d) CAUSE FOR THE EMPLOYER. For purposes of this Agreement, the following actions by the Employee shall constitute "cause" for termination of this Agreement by Employer:

                  (i) Material breach of any of the terms of this Agreement or of the Company's policies and procedures applicable to employees and/or directors;

                  (ii) Conviction of or plea of guilty or NOLO CONTENDERE to a crime involving moral turpitude or involving any violation of securities or commodities law or regulation, or the issuance of any court or administrative order enjoining or prohibiting Employee from violating any such law or regulation;

                  (iii) Repeated or habitual intoxication with alcohol or drugs while on the premises of the Company or any of its affiliates or during the performance by Employee of any of his duties hereunder;

                  (iv) Embezzlement of any property belonging or entrusted to the Company or any of its affiliates;

                  (v) Repeated or protracted absence from work without medical justification;

                  (vi) Gross misconduct or gross neglect of duties, or wilful failure to act with respect to duties or actions previously communicated to Employee in writing by the Chairman of the Board of the Company.

         (e) CAUSE FOR THE EMPLOYEE. For purposes of this Agreement, the following actions by the Employer shall constitute "cause" for termination of this Agreement by Employee:

                  (i) Material breach of any of the terms of this Agreement;

                  (ii) Reduction in base salary, change in employment location, material diminution in the Employee's position (including status, office, title, authority, duties or responsibilites), or change in reporting relationship directly and solely to the Chairman of the Board of the FTPLC;

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                  (iii) Change in the organizational structure of the Employer without the consent of the Employee, which such consent shall not be unreasonably withheld.

                  (iv) Failure of the Employer or alternatively FTPLC to adopt a long term incentive plan for key employees of Employer on or before December 31, 1999 which is reasonably comparable to Employer's terminated 1996 and 1997 Stock Option Plans. It is understood that any such plan would need to obtain FTPLC shareholder approval and comply with relevant law;

                  (v) Delivery by Employer to Employee of a notice of Employer's intent not to renew this Agreement as desribed in Section 3 above.


         6) NON-SOLICITATION AND NON-COMPETITION. For a period of two years following termination of Employee's employment with Employer, Employee shall not, directly or indirectly, either as an equity owner (except for the ownership of stock in any corporation whose stock is listed on a public stock exchange), employee, salesperson, consultant, director, lender, or in any other capacity, engage in or be interested in any business which sells or participates in the sale, design or manufacture, for its own use or resale,

                  (i) any products which the Employer manufactures or sells, or is actively considering manufacturing or selling, or is competitive with such products during Employee's employment by Employer,or

                  (ii) any products manufactured, sold, competitive with or actively being developed by any affiliate of the Employer if the Employee was directly or indirectly involved therewith during his employment by Employer, provided that Employee shall not be prevented from working for any person whose business involving manufacture or sale of such products is DE MINIMIS so long as Employee has no direct or indirect involvement with such business. Employee shall also not take any action that will in any way interfere with or cause the termination of the business relationship between Employer and any customer of Employer. Employee shall also not solicit for employment any person employed in the business of Employer.

         7. CONFIDENTIAL INFORMATION. During or subsequent to Employee's employment with Employer, Employee agrees that he will not directly or indirectly communicate, use, disseminate, disclose, lecture upon or publish articles concerning any confidential information of Employer or FTPLC without the prior written consent of Employer or FTPLC, except as required in the ordinary course of performing employment duties for Employer or may be required by law or order of a court or government agency. Furthermore, Employee agrees that he will not utilize or make available any such confidential information of Employer or FTPLC, either directly or indirectly, in connection with the solicitation of Employee or the acceptance of future employment with any other organization. Employee acknowledges and agrees that any intellectual property of any sort developed or invented by Employee while employed by the Company (whether or not during work hours) shall be and remain the sole and exclusive property of the Company, and Employee shall have no interest therein. Employee shall execute any instrument Employer deems necessary or desirable to transfer and perfect Company's unencumbered interest in any intellecutal property Employee invents or develops during the term of this Agreement.

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         8. PROPERTY OF EMPLOYER. All documents, contact lists, mailing lists, interview reports, reports and presentation materials, keys, equipment and supplies given to Employee or developed by Employee during the term of this Agreement, including computer diskettes and other storage medium in any tangible form containing information generated in the course of employment are the sole and exclusive property of Employer. Upon termination, for any reason, Employee will deliver to Employer all such documents and tangible things, including, without limitation, credit cards, diaries, phone lists, documents containing customer lists, and customer information.

         9. EMPLOYEE CLAIMS. All claims initiated by the Employee against the Employer must be commenced within six months from the Effective Date of termination.

         10. SURVIVAL. The following paragraphs of this Agreement shall survive for a period of two years subsequent to the termination of this Agreement: 6, 7 and 9.

         11. CHOICE OF LAW. This Agreement shall be governed and controlled in all respects by the laws of the State of Maine, including as to interpretation, enforceability, validity, and construction.

         12. CHOICE OF FORUM. Except as provided in paragraph 22 below, any dispute hereunder which is not amicably resolved by the parties through friendly negotiations shall be referred to the American Arbitration Association in Boston, Massachusetts for resolution. The panel shall consist of three arbitrators. Each party shall appoint one arbitrator and the two arbitrators shall appoint the third. The decision of the arbitrators shall be final and binding. Each party shall share the costs of arbitration equally, and any decision of the arbitrators shall be enforceable by either party through an action brought in the United States Federal District Court in Boston, Massachusetts.

         13. NOTICE. All notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed given when delivered personally or by registered or certified mail, return receipt requested, addressed as follows (or any other address that is specified in writing by either party):

                           IF TO EMPLOYER:
                           Control Devices, Inc.
                              Attn: Corporate Secretary
                           288 Northeast Street
                           Standish, Maine, 04084-6419

                           WITH A COPY TO:
                           First Technology PLC
                              Attn:  Corporate Secretary
                           2 Cheapside Court,
                           Buckhurst Road, Ascot,
                           Berks, SL5 7RF,
                           United Kingdom


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                           IF TO EMPLOYEE:

                           Mr. Bruce D. Atkinson
                           21 Mountain View,
                           Standish, Maine, 04084

                           WITH A COPY TO:

                           Stephen Bachelder
                           22 Free Street
                           Portland, Maine, 04101

         14. WAIVER. Employer's failure to exercise a right or remedy shall not operate as a waiver of any of Employer's rights or Employee's obligations under this Agreement.

         15. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such a way as to be effective and valid under applicable law. If a provision is prohibited by or invalid under applicable law, it shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         16. AMENDMENTS. The terms of this Agreement may not be varied or modified in any manner, except in a subsequent writing executed by an authorized representative of both parties.

         17. DIRECTOR'S INSURANCE. Employer shall maintain directly or through FTPLC a director's and officer's liability insurance policy benefiting corporate officers and directors, including Employee, in an amount equivalent to the coverage provided in the similar policy maintained by FTPLC, which presently is (pound) 10.0 million.

         18. REMEDIES CUMULATIVE. The remedies provided in this Agreement shall be cumulative, and the assertion by Employer of any right or remedy shall not preclude the assertion by Employer of any other rights or the seeking of any other remedies.

         19. SUCCESSORS AND ASSIGNS. This Agreement may not be assigned by Employee. Employer may assign this Agreement to an affiliated or subsidiary company of Employer with or without the consent of Employee, subject to such company entering into a written assumption of Employer's obligations hereunder, in which event this Agreement shall be binding upon and inure to the benefit of the such company.

         20. EFFECTIVE DATE. This Agreement shall become effective simultaneous with the completion of the acquisition by First Technology PLC of a controlling interest in the voting securities of Control Devices, Inc.

         21. COUNTERPARTS. This Agreement may be executed in one or more counterparts each of which shall be deemed an original agreement, but all of which shall be considered one instrument.

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         22. INJUNCTIVE RELIEF. The Parties acknowledge that irreparable injury will result from the failure of Employee to comply with the terms of this Agreement. In the event of any actual or threatened default or breach of any of the provisions of this Agreement, Employer shall have the right to specific performance or injunctive relief, as well as monetary damage and any other appropriate relief.

         23. TERMINATION OF PRIOR AGREEMENTS. This Agreement, once effective, shall constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes any prior discussions, negotiations, agreements and understandings between the parties relating to the terms and conditions of employment of Employee.

         24. TITLES. Titles and headings to articles, sections, or paragraphs in this Agreement are inserted for convenience of reference only and are not intended to affect the interpretation or construction of the Agreement.

         25. ATTORNEY REVIEW. The parties represent that they have carefully read this Agreement and have consulted with their attorney. The parties affirmatively state that they understand the contents of this Agreement, and sign this Agreement as their free act and deed.


         IN WITNESS WHEREOF, this Agreement has been executed by the parties the day and date heretofore stated.


WITNESS:                                     BRUCE D. ATKINSON

                                             ---------------------

WITNESS:                                     CONTROL DEVICES, INC.

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